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                    September 7, 2022

       William McCombe
       Chief Financial Officer
       Velo3D, Inc.
       511 Division Street
       Campbell , CA 95008

                                                        Re: Velo3D, Inc.
                                                            Form 10-K for the
Year Ended December 31, 2021
                                                            Filed March 28,
2022
                                                            File No. 001-39757

       Dear Mr. McCombe:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Technology